News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. ANNOUNCES
GARY GAVIN AS PRESIDENT OF THE AMERICAS DIVISION

Tampa, FL – June 16, 2025. Crown Holdings, Inc. (NYSE: CCK) announced today that Gary Gavin, currently President of the Company’s North American Beverage can business will be promoted to President of the Crown Americas Division, effective July 1, 2025. Mr. Gavin will report to Djalma Novaes, Jr., Executive Vice President and Chief Operating Officer, and will continue to be based in Tampa.

In his new role, Mr. Gavin will oversee Crown’s beverage can operations in Brazil, Colombia, Mexico, and North America, as well as its North American tinplate businesses, including food and aerosol cans and metal closures.

Mr. Gavin joined Crown in January 2023 following a 29-year tenure at International Paper Company (IP), where he held progressively senior roles across sales, operations, and general management. At IP, he most recently served as Vice President & General Manager of the North American Container Division, overseeing full P&L responsibility for 56 manufacturing facilities. He holds a Bachelor of Science Degree in Chemistry from John Carroll University and a Master of Business Administration from Carnegie Mellon University.

Under his recent leadership, Crown’s North American beverage can business has undergone a period of significant capacity expansion, resulting in strong sales and income growth. His customer-centric approach, operational expertise, and ability to build high-performing teams have been instrumental in achieving industry-leading results.

Commenting on the promotion, Djalma Novaes, Jr., Crown Executive Vice President and Chief Operating Officer, stated: “Gary is an accomplished senior executive in the packaging industry with extensive operational and commercial experience in global markets. His deep expertise and empowering leadership make him well-suited to lead Crown’s Americas Division and drive continued success across our Americas beverage and tinplate businesses.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. For more information, visit www.crowncork.com.

For more information, contact:
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720